Exhibit 99.1

CONNECTONE BANCORP, INC. REPORTS 38% INCREASE
IN FIRST QUARTER EARNINGS;
TOTAL ASSETS NOW EXCEED $1 BILLION

Englewood Cliffs, N.J., April 26, 2013 (GLOBE NEWSWIRE) – ConnectOne Bancorp, Inc. (Nasdaq: CNOB) (the “Company” or “ConnectOne”), parent company of ConnectOne Bank (the “Bank”), today reported net income available to common shareholders of $2.3 million for the first quarter of 2013, representing a 37.7% increase from $1.7 million earned during the first quarter of 2012. Diluted earnings per share were $0.56 for the first quarter of 2013, reflecting the Company’s February 2013 initial public offering and issuance of 1.8 million shares of common stock, compared to $0.62 for the first quarter of 2012, which included $0.1 million of preferred dividends. All shares of preferred were converted into common in 2012 and have no impact on 2013 results.

Highlights for the quarter included:

•	On February 12, 2013 the Company became a publicly traded bank holding company. Through the initial public offering, we issued 1.8 million shares at a price of $28 per share, raising net proceeds of $47.8 million. It was the first successful IPO of a U.S. commercial bank since 2011.

•	The Company’s total assets surpassed the $1 billion milestone. Total loans receivable now exceed $900 million.

•	Loans and deposits grew by 30.5% and 27.7%, respectively, year-over-year and by 24.7% and 15.5%, respectively, on an annualized sequential basis from year-end 2012.

•	Tangible book value per share increased to $24.33 per share.

•	The Company’s capital was strengthened significantly as a result of the aforementioned initial public offering. Tangible common equity ratio was 12.15% at March 31, 2013, up from 7.76% at year-end 2012 and 5.50% one year ago.

•	Total nonperforming assets (which include nonaccrual loans and other real estate owned) declined from year-end 2012 by 5.3% to $7.9 million at the end of the first quarter 2013. The nonperforming asset ratio improved to 0.79% at March 31, 2013 from 0.90% at year-end 2012.

•	Despite continued margin compression affecting the entire banking industry, the Company’s net interest margin remained above 4% for the first quarter 2013.

•	The Company is well-positioned to fund a solid loan pipeline at quarter-end with $76.4 million in cash and cash equivalents on its balance sheet.

•	The Company was selected by SNL Financial as the 12th best performing community bank for 2012 in the U.S. (out of more than 750 commercial banks with assets between $500 million and $5 billion).
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Frank Sorrentino III, Chairman and CEO of ConnectOne stated, “We are extremely pleased with our solid operating performance this quarter, our first as a public company. Our track record of sustained organic growth established since we opened our doors for business in 2005 has continued at an impressive pace. Driven by the strength of our franchise, we produced strong year-over-year and sequential growth in both loans and deposits. Our profitability remains strong and our nonperforming assets ratio declined to 0.79%.” Mr. Sorrentino continued, “I would also like to welcome all the new institutional and retail investors that purchased shares in our recent offering. We are committed to keeping “connected” with you and all our shareholders by providing detailed and timely financial information and will continue to be focused on enhancing the value of our franchise.”

Earnings

Net interest income for the first quarter of 2013 totaled $9.4 million, an increase of $1.6 million, or 21.2%, from the year ago quarter. The increase in net interest income was primarily due to an increase in average interest-earning assets, which grew by 28.8% to $950.2 million, and was partially offset by a 21 basis points contraction in the net interest margin, from 4.22% in the first quarter of 2012 to 4.01% in the first quarter of 2013. Average total loans increased by 30.1% to $873.6 million in the first quarter of 2013 from the prior year period. The Bank’s net interest income has continued to increase despite margin compression resulting from the maturity, prepayment or contractual repricing of loans and securities in this extended period of low interest rates.

Non-interest income represents a relatively small portion of the Bank’s total revenue as management has made a strategic decision to de-emphasize fee income, focusing instead on customer growth and retention. Noninterest income totaled $259,000 for the current quarter, up slightly from $245,000 in the prior year quarter. Growth in service and card-related fees were partially offset by a decline in residential mortgage income.

Driven by the expansion of ConnectOne’s geographic reach and infrastructure, operating expenses have increased significantly since inception of the Bank. However, the rate of organic balance sheet growth continues to exceed the rate of expense growth. Non-interest expenses increased by $0.6 million, or 14.3%, to $4.7 million in the first quarter 2013 from $4.1 million in the prior year first quarter. The largest factor contributing to the increase was salaries and employee benefits expense, which increased by $0.4 million to $2.5 million in the first quarter 2013 from $2.1 million in first quarter 2012. This increase was primarily due to an increase in the number of full-time employees. Also contributing to higher noninterest expenses were increased costs associated with being a publicly-traded entity and a general increase in other operating expenses related to a significantly increased volume of business. Management continues to focus on expense control, balancing its investment in infrastructure with prudent and sustainable growth. The Company’s efficiency ratio improved to 49.2% in the first quarter of 2013 from 51.9% in the first quarter of 2012.

Income tax expense was $1.6 million for the quarter ended March 31, 2013 versus $1.2 million for the quarter ended March 31, 2013. The effective tax rate, which is derived from both federal and New Jersey statutory income tax rates, is approximately 41% for 2013, an increase from 40% for 2012, as the Company’s growth and increase in earnings has placed it into the 35% federal bracket. Management has thus far taken a conservative approach to the Company’s tax position and is currently exploring various strategies to maximize the tax efficiency of operations.

Financial Condition

At March 31, 2013, total assets were $1.0 billion, a $75.8 million increase from December 31, 2012. The increase in total assets was due largely to a $52.4 million increase in loans receivable, reflecting growth in commercial, commercial real estate, and residential real estate loan portfolio classes. Also contributing to growth in total assets was a $25.9 million increase in interest-bearing deposits with banks. The growth in assets was funded by a $29.8 million increase in deposits and $47.8 million in net proceeds from our aforementioned equity offering.

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Asset Quality

Nonperforming assets totaled $7.9 million, or 0.79% of total assets, at March 31, 2013, down from $8.4 million, or 0.90% of total assets, at year-end 2012. The allowance for loan losses was $13.6 million, representing 1.51% of loans receivable and 181.9% of nonaccrual loans at March 31, 2013. At year-end 2012, the allowance was $13.2 million representing 1.56% of loan receivable and 166.8% of nonaccrual loans. There were $0.5 million in net charge-offs recorded during the first quarter of 2013, representing an annualized rate of 0.25%.

Capital

Stockholders’ equity totaled $122.4 million as of March 31, 2013, an increase of $50.0 million from $72.4 million as of year-end 2012, due primarily to the Company’s first quarter IPO. As of March 31, 2013, the tangible common equity ratio and tangible book value per share were 12.15% and $24.33, respectively. As of December 31, 2012, the Company’s tangible common equity ratio and tangible book value per share were 7.76% and $22.77, respectively.

About ConnectOne Bancorp, Inc.:

ConnectOne (Nasdaq: CNOB) is a New Jersey corporation and a registered bank holding company pursuant to the Bank Holding Company Act of 1956, as amended, that was formed in 2008 to serve as the holding company for ConnectOne Bank (“the Bank”). The Bank is a community-based, full-service New Jersey-chartered commercial bank that was founded in 2005. The Bank operates from its headquarters located at 301 Sylvan Avenue in the Borough of Englewood Cliffs, Bergen County, New Jersey, and through its seven other banking offices.

For more information visit https://www.connectonebank.com/.

Forward-Looking Statements

This news release contains certain forward-looking statements which are based on certain assumptions and describe future plans, strategies and expectations of the Company. These forward-looking statements are generally identified by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” or similar expressions. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to, those factors set forth in Item 1A – Risk Factors of the Company’s Annual Report on Form 10-K, as filed with the Securities Exchange Commission, and changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company’s market area and accounting principles and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

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ConnectOne Bancorp, Inc.

CONSOLIDATED BALANCE SHEETS

(dollars in thousands)

	March 31, 2013 (unaudited)	December 31, 2012 (audited)
Assets
Cash and due from banks	$3,119	$3,242
Interest-bearing deposits with banks	73,238	47,387
Cash and cash equivalents	76,357	50,629

Securities available for sale	17,565	19,252
Securities held to maturity, fair value of $1,767 at 2013 and $2,084 at 2012	1,680	1,985
Loans held for sale	285	405

Loans receivable	901,286	848,842
Less: Allowance for loan losses	(13,637)	(13,246)
Net loans receivable	887,649	835,596

Investment in restricted stock, at cost	4,516	4,744
Bank premises and equipment, net	8,308	7,904
Accrued interest receivable	3,518	3,361
Other real estate owned	433	433
Goodwill	260	260
Other assets	5,200	5,357
Total assets	$1,005,771	$929,926

Liabilities
Deposits
Noninterest-bearing	$167,998	$170,355
Interest-bearing	631,080	598,963
Total deposits	799,078	769,318
Long-term borrowings	74,406	79,568
Accrued interest payable	2,677	2,803
Capital lease obligation	3,167	3,185
Other liabilities	4,004	2,690
Total liabilities	883,332	857,564

Stockholders’ Equity
Common stock, no par value; authorized 10,000,000 shares at March 31, 2013 and December 31, 2012; issued and outstanding 5,021,142 at March 31, 2013 and 3,166,217 at December 31, 2012	99,019	51,205
Retained earnings	22,997	20,661
Accumulated other comprehensive income	423	496
Total stockholders’ equity	122,439	72,362
Total liabilities and stockholders’ equity	$1,005,771	$929,926
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ConnectOne Bancorp, Inc.

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(dollars in thousands, except per share data)

	Three Months Ended March 31,
	2013	2012
Interest income
Loans receivable, including fees	$10,696	$9,006
Securities	195	281
Other interest income	21	17
Total interest income	10,912	9,304
Interest expense
Deposits	1,146	1,196
Long-term borrowings	334	316
Capital lease	48	49
Total interest expense	1,528	1,561

Net interest income	9,384	7,743
Provision for loan losses	925	750
Net interest income after provision for loan losses	8,459	6,993
Non-interest income
Service fees	100	90
Gains on sales of loans	83	98
Gains on sales of securities	—	—
Other income	76	57
Total non-interest income	259	245

Non-interest expenses
Salaries and employee benefits	2,480	2,095
Occupancy and equipment	729	724
Professional fees	271	207
Advertising and promotion	103	79
Data processing	447	408
Other expenses	711	635
Total non-interest expenses	4,741	4,148
Income before income tax expense	3,977	3,090
Income tax expense	1,641	1,248
Net income	2,336	1,842
Dividends on preferred shares	—	146
Net income available to common stockholders	$2,336	$1,696

Earnings per common share:
Basic	$0.58	$0.76
Diluted	0.56	0.62
Weighted average common shares outsanding:
Basic	4,055,908	2,243,740
Diluted	4,178,214	2,977,879
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ConnectOne Bancorp, Inc.

CONSOLIDATED FINANCIAL HIGHLIGHTS

(dollars in thousands, except per share data)

	Three Months Ended
	March 31,	December 31,	March 31,
	2013	2012	2012
Performance ratios:
Return on average assets	0.99%	1.01%	0.99%
Return on average stockholders’ equity	9.77%	12.70%	12.80%
Net interest margin	4.01%	4.07%	4.22%
Efficiency ratio (1)	49.2%	47.6%	51.9%

	As of
	March 31,	December 31,	March 31,
	2013	2012	2012
Capital ratios:
Leverage ratio	12.74%	7.84%	8.50%
Risk-based Tier 1 capital ratio	14.18%	9.26%	10.27%
Risk-based total capital ratio	15.43%	10.52%	11.52%
Tangible common equity to tangible assets	12.15%	7.76%	5.50%

Annualized net loan charge-offs as a % of average loans	0.25%	0.05%	0.01%

Tangible book value per common share	$24.33	$22.77	$18.62

Asset Quality:
Nonaccrual loans	$7,498	$7,939	$6,409
Other real estate owned	433	433	—
Total non-performing assets	$7,931	$8,372	$6,409
Performing troubled debt restructured loans	$2,996	$2,996	$4,732

Nonaccrual loans as a % of loans receivable	0.83%	0.93%	0.93%
Nonperforming assets as a % of total assets	0.79%	0.90%	0.84%
Allowance for loan losses as a % of loans receivable	1.51%	1.56%	1.51%
Allowance for loan losses as a % of nonaccrual loans	181.9%	166.8%	162.0%

(1) Efficiency ratio is not a measure recognized under generally accepted accounting principles and is defined as total non-interest expenses divided by the sum of net interest income and total non-interest income (excluding securities gains/(losses)).

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ConnectOne Bancorp, Inc.

NET INTEREST MARGIN ANALYSIS

(dollars in thousands)

	For the Three Months Ended
	March 31, 2013			March 31, 2012
	Average Balance	Interest	Average Rate (5)	Average Balance	Interest	Average Rate (5)
Interest-earning assets:
Investment securities (1)	$25,216	$195	3.14%	$35,335	$281	3.20%
Loans receivable (2) (3)	873,557	10,696	4.97%	671,395	9,006	5.40%
Federal funds sold and interest-bearing deposits with banks	51,431	21	0.17%	30,821	17	0.22%
Total interest-earning assets	950,204	10,912	4.66%	737,551	9,304	5.07%
Allowance for loan losses	(13,545)			(9,899)
Non-interest earning assets	19,364			22,467
Total assets	$956,023			$750,119

Interest-bearing liabilities:
Savings, NOW, Money Market, Interest Checking	$329,906	259	0.32%	$309,094	421	0.55%
Time deposits	277,882	887	1.29%	185,771	775	1.68%
Total interest-bearing deposits	607,788	1,146	0.76%	494,865	1,196	0.97%

Borrowings	76,019	334	1.78%	72,294	316	1.76%
Capital lease obligation	3,172	48	6.14%	3,251	49	6.06%
Total interest-bearing liabilities	686,979	1,528	0.90%	570,410	1,561	1.10%
Noninterest-bearing deposits	164,403			118,063
Other liabilities	7,706			3,755
Stockholders’ equity	96,935			57,891
Total liabilities and stockholders’ equity	$956,023			$750,119

Net interest income/interest rate spread		$9,384	3.76%		$7,743	3.97%

Net interest margin (4)			4.01%			4.22%

(1) Average balances are calculated on amortized cost.

(2) Includes loan fee income.

(3) Loans receivable include non-accrual loans.

(4) Represents net interest income divided by average total interest-earning assets.

(5) Rates are annualized.

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Investor Contact:

William S. Burns

Executive VP & CFO

201.816.4474; bburns@cnob.com

Media Contact:

Rachel Gerber, MWW

646.215.6889; rgerber@mww.com

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